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                               EXHIBIT 99.(C)(3)
                               TO SCHEDULE 14D-1


                            STOCK PURCHASE AGREEMENT


       Agreement made this 2nd day of October 1995, between Mr. Paul Goacher, of London, England ("Seller") and Ameribank Corporation, of Shawnee, Oklahoma, ("Purchaser").

       In consideration of the mutual covenants herein and other valuable consideration, the parties agree as follows:

       1. Seller agrees to sell to Purchaser who agrees to purchase 66,000 shares of the common capital stock of United Oklahoma Bankshares, Inc. (the "Company"), fully paid, (the "Shares") for a purchase price equal to the higher of (i) $.50 per share or (ii) in the event a tender is made for the common shares held by public shareholders in the next twelve (12) months, the tender price (the "Purchase Price").

       2. This sale is not effective, and title to the stock shall not pass from Seller to Purchaser until formal approval for such transfer has been obtained from the Federal Reserve Board ("FRB").

       3. The Purchase Price and the Shares shall be deposited in escrow with Fox-Pitt, Kelton Limited in account with Correspondent Services Corp. pursuant to a mutually acceptable Escrow Agreement. The Purchase Price shall be delivered to Seller and the Shares shall be delivered to Purchaser upon the Escrow Agent's receipt of FRB approval. In the event such approval is not obtained on or before December 31, 1995, the Escrow Agent shall redeliver the Purchase Price to Purchaser and the Shares to Seller.

       4. Seller represents and warrants to Purchaser that the stock to be transferred hereunder will be free and clear of any and all liens or encumbrances and that Seller has the full power and authority to make such assignment and sale.

       5. Any notice required hereunder shall be given in writing by registered mail and shall be deemed to have been given on the date such notice is posted, with postage prepaid, addressed to the last address of the addressee.

       6. This Agreement shall be binding upon the parties hereto, their successors and assigns.

       7. This Agreement shall be governed by the laws of the State of Oklahoma.





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       IN WITNESS WHEREOF, the parties have executed this agreement on the date first written above.

SELLER                                  PURCHASER

PAUL GOACHER                            AMERIBANK CORPORATION


By: /s/ Paul Goacher                    By: /s/ D. Wesley Schubert
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   Paul Goacher                            Its: Vice President
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